Exhibit 99.1

333 West Wacker Drive
Chicago IL 60606
Tel: +1 312 897-4000

Contact	Scott Sutton	Date	December 17, 2020
Telephone:	+1-224-343-5538	Email:	scott.sutton@lasalle.com

JLL Income Property Trust
Acquires Indianapolis Industrial Distribution Center

Chicago (December 17, 2020) – JLL Income Property Trust, an institutionally managed daily NAV REIT (NASDAQ: ZIPTAX; ZIPTMX; ZIPIAX; ZIPIMX), today announced the acquisition of Whitestown Distribution Center, a Class A industrial portfolio located in the heart of Indianapolis’ thriving industrial submarket of Whitestown. The two-building portfolio totals 720,000 square feet, is 100 percent leased, and was completed in 2020. The purchase price was $62 million.

Indianapolis’ central location allows distribution to over half the US population within a 16-hour drive via interstate highways I-65 and I-70, reinforcing JLL Income Property Trust’s research-led industrial strategy focused on acquiring properties with primary access to critical hubs of distribution and transportation infrastructure. The Northwest Indianapolis submarket is also well connected to the Indianapolis International Airport and major cities throughout the Midwest.

“The Indianapolis industrial market has the 3rd lowest vacancy rate in the US at approximately 5.1%, making it an excellent location for us to increase our allocation to core industrial assets located in close proximity to irreplaceable transportation infrastructure,” said JLL Income Property Trust President and CEO Allan Swaringen. “We continue to seek properties with attractive risk adjusted returns and strong income yields with downside protection of long-term leases to high quality tenants in state-of-the-art warehouse properties. Given the strong leasing activity within our existing portfolio, along with our ability to acquire new properties with long-dated leases, we remain bullish on the industrial sector.”

This investment brings JLL Income Property Trust’s aggregate industrial allocation to over $850 million, or 28 percent of the portfolio, across 36 properties in 12 key warehouse markets. The larger of the two buildings within Whitestown Distribution Center is 440,000 square feet and is leased to an investment grade tenant, while the second building totals 280,000 square feet and is leased to a well-established third-party logistics company servicing the healthcare industry. On a combined basis, this investment benefits from a nearly 10-year weighted average lease term.

For more information on JLL Income Property Trust, please visit our website at www.jllipt.com.

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About JLL Income Property Trust (NASDAQ: ZIPTAX; ZIPTMX; ZIPIAX; ZIPIMX),
Jones Lang LaSalle Income Property Trust, Inc. is a daily NAV REIT that owns and manages a diversified portfolio of high quality, income-producing apartment, industrial, office and grocery-anchored retail properties located in the United States. JLL Income Property Trust expects to further diversify its real estate portfolio over time, including on a global basis. For more information, visit www.jllipt.com.

About LaSalle Investment Management
LaSalle Investment Management is one of the world's leading real estate investment managers. On a global basis, LaSalle manages approximately $65 billion of assets in private and public real estate property and debt investments as of Q3 2020. LaSalle's diverse client base includes public and private pension funds, insurance companies, governments, corporations, endowments and private individuals from across the globe. LaSalle sponsors a complete range of investment vehicles including separate accounts, open- and closed-end funds, public securities and entity-level investments. For more information please visit http://www.lasalle.com.

Valuations, Forward Looking Statements and Future Results
This press release may contain forward-looking statements with respect to JLL Income Property Trust. Forward-looking statements are statements that are not descriptions of historical facts and include statements regarding management’s intentions, beliefs, expectations, research, market analysis, plans or predictions of the future. Because such statements include risks, uncertainties and contingencies, actual results may differ materially from those expressed or implied by such forward-looking statements. Past performance is not indicative of future results and there can be no assurance that future dividends will be paid.